December 2012
Pricing Sheet dated December 28, 2012 relating to Preliminary Terms No. 470 dated December 4, 2012 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Dual Directional Trigger Jump Securities Based on the Performance of the PHLX Housing SectorSM Index due December 30, 2014
PRICING TERMS – DECEMBER 28, 2012
Issuer:	Morgan Stanley
Maturity date:	December 30, 2014
Valuation date:	December 24, 2014, subject to postponement for non-index business days and certain market disruption events
Underlying index:	PHLX Housing SectorSM Index
Aggregate principal amount:	$6,350,000
Payment at maturity:
•      If the final index value is greater than the initial index value:
$10 + the upside payment
•      If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level:
$10 + ($10 x absolute index return)
In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying index.  In no event will this amount exceed the stated principal amount plus $1.50.
•      If the final index value is less than the trigger level:
$10 × index performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 15%, and possibly all, of your investment.

Upside payment:	$2.10 per security (21% of the stated principal amount)
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a –5% index percent change will result in a +5% absolute index return.
Index performance factor:	final index value / initial index value
Initial index value:	167.43, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	142.3155, which is 85% of the initial index value
Stated principal amount / Issue price:	$10 per security
Pricing date:	December 28, 2012
Original issue date:	January 3, 2013 (3 business days after the pricing date)
CUSIP / ISIN:	61761H863 / US61761H8631
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer
Per security	$10.00	$0.225	$9.775
Total	$6,350,000	$142,875	$6,207,125
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” on page 13 of the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.225 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

“PHLX Housing SectorSM” and “HGXSM” are service marks of the NASDAQ OMX Group, Inc. (“NASDAQ OMX”) and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by NASDAQ OMX, and NASDAQ OMX makes no representation regarding the advisability of investing in the securities.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and  the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 470 dated December 4, 2012
Product Supplement for Jump Securities dated August 17, 2012	Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.